                                                                 EXHIBIT 10.27

                             DISTRIBUTION AGREEMENT

       This Distribution Agreement ("Agreement"), effective May 1, 1997, is entered into by and between ORIGIN MEDSYSTEMS, INC., 135 Constitution Drive, Menlo Park, California, 94025, USA, hereinafter called "ORIGIN", and LIFEQUEST MEDICAL, INC., whose principal place of business is 9601 McAllister Freeway, San Antonio, Texas, 98216, USA, hereinafter called "DISTRIBUTOR."

                                    RECITALS

       A. ORIGIN has established an excellent worldwide reputation as a manufacturer and seller of high quality lines of medical products which have been sold and used successfully throughout the world.

       B. DISTRIBUTOR has acquired two of Origin's existing distributors, Klein Medical, Inc. ("Klein") and Val-U-Med, and desires to sell ORIGIN products to the accounts and in the territories that those distributors sold ORIGIN products, and to certain other accounts and in certain other territories.

       C. DISTRIBUTOR represents that it and each of Distributor's representatives identified on Exhibit A (the "Representatives') have the capability and resources to promote and sell ORIGIN products in those accounts and territories listed on Exhibit A hereto, hereinafter referred to as the "Primary Area of Responsibility," and to fulfill the needs and requirements of customers for ORIGIN products there.

       D. ORIGIN desires to appoint DISTRIBUTOR to promote, sell and distribute ORIGIN products in the Primary Area of Responsibility in accordance with the terms and conditions stated herein.
                                   AGREEMENT

       IN CONSIDERATION OF THE FOREGOING, it is mutually agreed by and between the parties as follows:

       1.     Termination of Existing Agreements; Grant.

              (a) ORIGIN and DISTRIBUTOR hereby agree that the distribution agreements between ORIGIN and Klein dated November 25, 1996, and between ORIGIN and Val-U-Med dated August 8, 1996, are hereby terminated and are of no further force and effect.

              (b) ORIGIN hereby grants to DISTRIBUTOR THE right to purchase from ORIGIN those products identified pursuant to Paragraph 2 of this Agreement, for sale in the Primary Area of Responsibility. DISTRIBUTOR, through the Representatives, shall have the exclusive rights to sell the products to the accounts and areas identified in the Distributor Territory Addendum(a) attached as Exhibit A hereto. ORIGIN appoints DISTRIBUTOR, through the Representatives, as its representative in the Primary Area of Responsibility to promote, sell, market, and distribute ORIGIN products there. DISTRIBUTOR hereby accepts the appointment and agrees to represent ORIGIN on the terms and conditions set forth herein. ORIGIN shall make available for purchase by DISTRIBUTOR sufficient quantities of products from those available for sales to meet DISTRIBUTOR's reasonable needs and requirements in order to fulfill the terms and conditions of this Agreement. ORIGIN and DISTRIBUTOR may add additional accounts and/or territories to the Primary Area of Responsibility by both parties executing a revised or new Distributor Territory Addendum.

              (c) ORIGIN shall have the right to make sales directly to customers other than those listed in attached Exhibit A, which is incorporated herein by reference and made apart hereof. In addition, ORIGIN may sell private-labeled ORIGIN products directly or through others in the Primary Area of Responsibility.

              (d) DISTRIBUTOR and ORIGIN agree that the forecast attached with the Distributor Territory Addendum as Exhibit A hereto represents the forecast for each Representative in his area of responsibility identified on Exhibit A for calendar year 1997 for the total amount (in U.S. Dollars) of products to be purchased by DISTRIBUTOR from ORIGIN during each month of the 1997 calendar year of this Agreement ("Annual Purchase Commitment"). For each calendar year after 1997 that this Agreement is in effect, DISTRIBUTOR and ORIGIN shall mutually agree in writing on a reasonable Annual Purchase Commitment for the following year. Failure to do so will result in a probationary three (3) month period. After the probationary period, ORIGIN shall have the right, at anytime, to terminate DISTRIBUTOR's exclusive right to sell ORIGIN products in all or any portion of the Primary Area of Responsibility by notifying DISTRIBUTOR OF such termination.

       If a Representative fails to purchase enough Products to satisfy the sales forecast for his accounts and/or area in any calendar quarter, ORIGIN shall have the right, at anytime by providing written notice to DISTRIBUTOR, to terminate this Agreement as to the accounts and/or area covered by that Representative as set forth on Exhibit A.

              (e) DISTRIBUTOR agrees to use its best efforts to develop a market for ORIGIN products and to enhance ORIGIN's image in the marketplace as a provider of quality products. At the beginning of each calendar year, DISTRIBUTOR and ORIGIN shall mutually agree in writing on the sales promotion activities and performance criteria to be met by DISTRIBUTOR for that calendar year. DISTRIBUTOR shall provide ORIGIN with information concerning products, competitors, competitor prices, marketing programs and strategies, and with unit sales reports by customer, ORIGIN product inventory, key accounts and DISTRIBUTOR business plans. DISTRIBUTOR shall provide ORIGIN with an annual analysis of the market, including total market size, market share data and competitive activities. Such information shall, be provided to enable ORIGIN to assist DISTRIBUTOR in fully developing the market demand for ORIGIN products and in developing appropriate marketing and business plans for the mutual advantage of DISTRIBUTOR AND ORIGIN.

       2.     Products.

              The products covered by this Agreement are ORIGIN products, as identified on attached Exhibit D, which is incorporated herein by reference and made a part hereof, to be sold in the Primary Area of Responsibility as of the date of this Agreement. If ORIGIN, in its sole discretion, decides to make a new product available for sales in the Primary Area of Responsibility, ORIGIN will discuss with DISTRIBUTOR the addition of such product to this Agreement. In the event ORIGIN decides not to add the product to this Agreement, or if DISTRIBUTOR decides that it does not want to add the product to this Agreement, ORIGIN shall have the right to have the product distributed by another representative. ORIGIN has the right, at its sole discretion, to add to, delete from or otherwise modify Exhibit D, except those products listed on Exhibit E, upon thirty (30) days prior written notice to DISTRIBUTOR. ORIGIN may also discontinue one or more of the products listed oil Exhibit E, but only if ORIGIN discontinues manufacture of such product.

       3.     Prices.

              (a) Prices to DISTRIBUTOR shall be in United States dollars and, initially, according to Exhibit C. ORIGIN shall I not increase the prices during calendar year 1997 without DISTRIBUTOR's written permission. After calendar year 1997, changes in price may be made by ORIGIN, subject to thirty
(30) days' notice in advance to DISTRIBUTOR; provided, however, that any increase in 1998 shall not be greater than two and one-half percent (2.5%) of the calendar year 1997 prices.. All prices are calculated for delivery F.O.B. destination. Prices to DISTRIBUTOR do not include any federal, state or local taxes that may be applicable to products. When ORIGIN has the legal obligation to collect such taxes, the appropriate amount shall be added to DISTRIBUTOR's invoice and paid by DISTRIBUTOR unless DISTRIBUTOR provides ORIGIN with a valid tax exemption certificate authorized by the appropriate taxing authority.

              (b) The difference in the cost to DISTRIBUTOR of ORIGIN products and the selling priced charge by DISTRIBUTOR to its customers represents a payment to DISTRIBUTOR for the following: sales commission, promotional allowance, compensation for development of goodwill, for development and maintenance of a sales organization, and/or allowance for in-service training and other user education.

              (c) Pursuant to this Agreement the DISTRIBUTOR will submit purchase orders for the products ("Purchase Orders"). Such Purchase Orders shall be subject to the terms and conditions contained herein.

       4.     Payment

              Full payment to ORIGIN of DISTRIBUTOR's purchase price (including any freight, taxes or other applicable costs) shall be made in the United States in United States dollars within thirty (30) days of the date of ORIGIN's invoice to DISTRIBUTOR. Payments not made when due will bear interest at the rate of 12% per year or the maximum amount permitted by law, whichever is less.

       5.     Diligence and Conflict of Interest

              (a) DISTRIBUTOR shall exercise due diligence and its best efforts in promoting and selling ORIGIN products within the Primary Area of Responsibility, and to enhance, develop, and expand the popularity of, and demand for, ORIGIN products. DISTRIBUTOR shall promote the products of other companies only if such promotion will not, in ORIGIN's sole judgment, prejudice ORIGIN's business interests or create a conflict of interest in handling ORIGIN's confidential or proprietary information. Immediately prior to the execution of this Agreement, DISTRIBUTOR shall provide ORIGIN with a list of the companies and products that it currently represents and shall notify ORIGIN in writing of any new companies or products at such time as its promotion of those new companies or products commences.

              (b) DISTRIBUTOR shall maintain the financial capability to perform the Distribution Agreement and shall, at its own expense, establish and maintain sales, marketing and distribution, organization and personnel of sufficient size to adequately and effectively sell ORIGIN products in the Primary Area of Responsibility.

              (c) DISTRIBUTOR shall maintain adequate and accurate books and records with respect to he sale or distribution of ORIGIN products. DISTRIBUTOR is responsible for maintaining lot number traceability, so as to know which customers received which lot numbers of product. ORIGIN shall have the right during reasonable business hours, to inspect the facilities of DISTRIBUTOR which are used or provided in connection with the sale, administration and stocking of ORIGIN products, and to inspect such books and records. Upon termination of this Agreement, DISTRIBUTOR shall, within thirty (30) days of written request from ORIGIN, furnish a list, by name and address, of all customers and users of ORIGIN products made or supplied by DISTRIBUTOR during the term of this Agreement.

              (d) DISTRIBUTOR shall provide in-service training for personnel of customers acquiring ORIGIN products and shall provide necessary user education for such personnel. ORIGIN shall provide DISTRIBUTOR with marketing and technical information concerning the products as well as reasonable quantities of brochures, instructional material, advertising literature and other product data, provided that all such material will be printed in the English language. In addition, ORIGIN will supply each Representative with up to one thousand dollars ($ 1,000) per month in sample products. The price for such sample products shall be one-half (50%) of the regular price of such products. The Representative must indicate that the products being purchased are sample products at the time he or she makes the purchase, and no part of the one thousand dollars ($ 1,000) per month limit will carry over from month-to-month.

              (e) Within 10 days of the end of each calendar month, DISTRIBUTOR agrees to provide ORIGIN customer service representatives with a detailed transactional analysis of all product transactions by the Representatives or DISTRIBUTOR during the preceding calendar month. The transactional analysis shall include, at a minimum, each customer name, and the quantity and ORIGIN product numbers of any products sold or transferred to such customer.

              (f) Both ORIGIN and DISTRIBUTOR understand, acknowledge and agree that the continued maintenance of an image of excellence and high level ethical marketing of ORIGIN products, as outlined in the Guidant Corporation Code of Business Conduct, is essential to the continued success of both parties. DISTRIBUTOR agrees that its sales, marketing, distribution, or advertising will not reflect unfavorably on, or dilute in anyway, ORIGIN's image of excellence and high level ethical marketing. DISTRIBUTOR agrees that it shall not do anything, directly or indirectly, to impair the current image or to lower the prestige or quality of ORIGIN products.

       6.     Delivery, Title, Risk of Loss, and Returns.

              (a) Firm Purchase Orders are to be placed by DISTRIBUTOR at least thirty (30) days prior to the required delivery date, and ORIGIN shall use reasonable commercial efforts to accommodate firm Purchase Orders placed with a shorter lead time. Products shall be shipped at DISTRIBUTOR's expense in such manner as ORIGIN shall deem appropriate, or as otherwise directed. Title and risk of loss for ORIGIN products shall remain with ORIGIN while in transit until delivery to Distributor, at which time title and risk of loss will shift to DISTRIBUTOR. DISTRIBUTOR will obtain insurance sufficient to cover the value of each shipment or shall instruct ORIGIN to obtain such insurance and to bill DISTRIBUTOR therefor.

              (b) DISTRIBUTOR shall inspect all products promptly upon receipt thereof and may reject any product that fails in any material way to meet the specifications set forth in ORIGIN's current brochure for that product. Any product not properly rejected within thirty (30) days of receipt of that product by DISTRIBUTOR (the "Rejection Period") shall be deemed accepted. To reject a product, DISTRIBUTOR shall, within the Rejection Period, notify ORIGIN of its rejection and request a Material Return Authorization ("MRA") number. ORIGIN shall provide the MRA number to DISTRIBUTOR within seven
(7) days of receipt of the request. Within seven (7) days of receipt of the MRA number, DISTRIBUTOR shall return to ORIGIN the rejected product, freight prepaid, in its original shipping carton with the MRA number displayed on the outside of the carton. ORIGIN reserves the right to refuse to accept any rejected products that do not bear all MRA number on the outside of the carton. As promptly as possible but no later than thirty (30) working days after receipt of properly rejected products, ORIGIN shall, at its option and expense, replace the products. ORIGIN shall pay the shipping charges back to DISTRIBUTOR for properly rejected products; otherwise, DISTRIBUTOR shall be responsible for the shipping charges.

              (c) After the Rejection Period, DISTRIBUTOR may not return a product to ORIGIN for any reason without ORIGIN 's prior written consent. For any product for which ORIGIN gives such consent, ORIGIN shall charge twenty percent (20%) of DISTRIBUTOR's purchase price for that product and shall credit the balance of the purchase price to DISTRIBUTOR's account within thirty (30) days upon receipt of returned product. DISTRIBUTOR shall be responsible for all shipping charges.

       7.     Warranty

              (a) DISTRIBUTOR shall pass onto its customers ORIGIN's standard limited warranty for products, including the limitations set forth in Subsections7(b) and 7(c) below. ORIGIN warrants that its products are free from any deficiencies for a period of twelve (12) months from the date of shipment to DISTRIBUTOR, and will replace any deficient products free or refund the purchase price, at ORIGIN's option during said period. This warranty is contingent upon proper use of products in the application for which they were intended and does not cover products that were modified without ORIGIN's approval or that were subjected by the customer to unusual physical stress.

              (b) EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, ORIGIN GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, OR OTHERWISE.

              (c) ORIGIN'S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO A REFUND OF THE CUSTOMER'S PURCHASE PRICE. IN NO EVENT SHALL ORIGIN BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE CUSTOMER OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY.

       8.     Protection of Rights

              (a) DISTRIBUTOR shall not dispute or contest or assist others to dispute or contest the validity of any of ORIGIN's or its affiliated companies' rights to letters patent, trademarks, copyrights, product registrations and approvals, interest, know-how or other intangible property concerning ORIGIN products. This covenant not to contest shall not, however, apply to the validity of any U.S. letters patent owned by ORIGIN or to the extent the covenant is invalid under applicable law.

              (b) DISTRIBUTOR shall not omit or alter patent numbers, trade names or trademarks, numbers or series, or any other ORIGIN markings affixed on the products obtained from ORIGIN or alter product labeling without prior written consent from ORIGIN. DISTRIBUTOR shall, however, be entitled to mark the products with its trademark or trade name in a prominent place, subject to ORIGIN's prior written consent. DISTRIBUTOR is not authorized to use the trademark and trade name "ORIGIN" in any manner except to indicate, during the term of this Agreement, that it is an independent DISTRIBUTOR for ORIGIN and is selling ORIGIN products. DISTRIBUTOR shall acquire no rights in the ORIGIN trademark and trade name, or any other trademark owned by ORIGIN.

              (c) DISTRIBUTOR understands and agrees that it is not authorized to use the name "Origin Medsystems, Inc." or "ORIGIN" in connection with its general business or to imply to third parties that its relationship with ORIGIN is other than as a sales DISTRIBUTOR under this Agreement. DISTRIBUTOR shall hold ORIGIN harmless and indemnify it against any liability, including attorneys' fees and other costs of defense, resulting from actions of third parties claiming injury or loss as a result of the failure by DISTRIBUTOR to honor this paragraph.

              (d) DISTRIBUTOR agrees to protect ORIGIN's products against imitations and unfair competition by others, and will give ORIGIN written notice of any such conduct. DISTRIBUTOR agrees to cooperate with ORIGIN, at ORIGIN's request and expense, and take whatever action is required to cause the termination of such conduct. ORIGIN reserves the right to take whatever action it deems appropriate to protect its trademarks and trade names.

              (e) All representations of ORIGIN's trademarks that DISTRIBUTOR intends to use shall first be submitted to ORIGIN for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by ORIGIN. If any of ORIGIN's trademarks are to be used in conjunction with another trademark on or in relation to ORIGIN products, then ORIGIN's mark shall be presented equally legibly, equally prominently, and of greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

              (f) ORIGIN products are offered for sale and are sold subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of ORIGIN's products. DISTRIBUTOR shall take appropriate steps with its customers, as ORIGIN may request, to inform them of and assure compliance with the restrictions contained in this Subsection 8(f).

       9.     Independent Contractor Relationship

              It is understood that both parties hereto are independent contractors and engaged in the operation of their own respective businesses. Neither party hereto is to be considered the agent of the other party for any purpose whatsoever, and neither party has any authority, express or implied, to enter into any contracts or assume any obligations for the other party, to pledge the credit, or make any warranties or representations on behalf of the other party, except where expressly authorized in writing to do so. Nothing in this Agreement or in the activities of either party shall be deemed to create an agency, partnership, or joint venture relationship.

       10.    Indemnity, Legal Actions, and Product Condition.

              (a) DISTRIBUTOR agrees to save and hold ORIGIN harmless from any and all claims, costs, liabilities and responsibilities, regardless of the claimant or his place of filing a claim, resulting from or in any way associated with the functioning or performance of DISTRIBUTOR as a distributor, supplier and seller, or other related descriptive classifications, for products supplied to DISTRIBUTOR by ORIGIN. DISTRIBUTOR shall be the warrantor or guarantor of the safety, operation and performance of the products covered by this Agreement to whatever extent such a warranty or guarantee is made by DISTRIBUTOR. The foregoing indemnity shall not extend to claims arising out of a product defect that rendered the product unreasonably dangerous at the time it was sold by ORIGIN. ORIGIN shall be responsible for any of its products that fail to meet label specifications at the time of delivery to DISTRIBUTOR. After delivery to DISTRIBUTOR, DISTRIBUTOR is fully responsible for any repackaging, or re-labeling and holds ORIGIN harmless from any claims, costs, liabilities, and responsibilities resulting in any way from any such changes made by DISTRIBUTOR.

              (b) DISTRIBUTOR agrees not to join ORIGIN or any ORIGIN employee as a party defendant or plaintiff, or any interest thereof, in any action at law or in equity or in any other proceeding, regardless of the descriptive classification, arising out of the liabilities, duties and responsibilities above described which DISTRIBUTOR assumes or performs. DISTRIBUTOR shall promptly notify ORIGIN of any and all actions at law or equity or claims or governmental administrative proceeding arising out of the operation or performance of this Agreement.

              (c) ORIGIN warrants that all products are in operating condition at the time of shipment. Nothing herein shall relieve ORIGIN of any obligation or liability existing under applicable law regarding claimed defects in the products supplied to DISTRIBUTOR by ORIGIN, provided that (i) such defect existed at the time the product was shipped by ORIGIN; (ii) no modifications in design have been made by or with the approval of DISTRIBUTOR or by the customer which affect the stability or reliability of the product;
(iii) the product has not been subject to misuse, negligence or accident; (iv) the instrument has not had the serial or lot number altered, effaced or removed; (v) the instrument has been used in accordance with its instructions for use; (vi) the Product has been packed for shipment to final customer in such a way as to protect sterility and functionality of Product; and (vii) any re-labeling done by distributor does not physically cover required information, and was applied correctly according to all applicable laws and regulations.

       11.    Inability to Deliver.

              (a) Nonperformance of either party shall be excused to the extent that performance is rendered impossible due to industrial conflicts, mobilization, requisition, embargo, currency restriction, insurrection, general shortage of transport, material or power supply, fire, explosion, stroke of lightning, force majeure and similar casualties or other events beyond ORIGIN's control, as well as default in deliveries from subcontractors due to such circumstances as defined in this clause.

              (b) If the performance of this Agreement by either party is made commercially impracticable (i) by the occurrence of an economic contingency the non-occurrence of which was a basic assumption oil which this Agreement was made or (ii) by compliance in good faith with any applicable foreign or domestic governmental law, regulation, or order, then this Agreement shall terminate immediately. For purposes of this Agreement, currency devaluation, currency restrictions, currency and exchange controls, and other monetary controls, restrictions, and restraints shall not be considered to render the performance of this Agreement by DISTRIBUTOR commercially impracticable, or otherwise be considered force majeure with respect to DISTRIBUTOR.

       12.    Proprietary Information

              DISTRIBUTOR acknowledges that it has access to valuable ORIGIN proprietary information, including but not limited to, technical data and customer and marketing information, all of which are the property of ORIGIN, have been maintained confidential, and are used in the course of ORIGIN's business. DISTRIBUTOR shall not, either during the term of this Agreement or thereafter, disclose such ORIGIN proprietary information to anyone other than those of its employees having a need to know and shall refrain from use of such information other than in the performance of this Agreement. In addition, DISTRIBUTOR shall take all reasonable precautions to protect the value and confidentiality of such information to ORIGIN. All records, files, notes, drawings, prints, samples, advertising material and the like relating to the business, products or projects of ORIGIN, and all copies made from such documents, shall remain the sole and exclusive property of ORIGIN and shall be returned to ORIGIN immediately upon written request by ORIGIN. DISTRIBUTOR agrees to continue to maintain all proprietary information confidential and to refrain from using such proprietary information in any future manufacturing or marketing operations anywhere in the world for a period of five (5) years following termination of this Agreement, unless written authorization to do so is first obtained from ORIGIN. Neither party shall be obligated or required to maintain in confidence any information which it can demonstrate with written records (i) is in the public domain or known to the receiving party prior to disclosure by the disclosing party; or (ii) becomes known to the public after disclosure by the disclosing party, other than through breach of this Agreement; or (iii) becomes known to the receiving party from a source other than the disclosing party without breach of any obligation of confidence; or
(iv) is or has been furnished to a third party by the disclosing party without restriction on the third party's right to disclose.

       13.    Government Regulations

              DISTRIBUTOR agrees that it shall not allow either the products supplied to it by ORIGIN, ORIGIN's trademarks, any proprietary data of ORIGIN, or any direct product of such data, to be knowingly made available, either directly or indirectly, or in any way to be knowingly given, transferred, sold or reexported to any country in violation of its laws and export control regulations or applicable laws of any country (or the European Economic Community). United States laws and export control regulations governing the exportability of technical data and products to nations are subject to change.

              DISTRIBUTOR will promptly notify ORIGIN by phone or in writing if any of its end users notify DISTRIBUTOR that any ORIGIN products are found by such end-users, upon incoming inspection, to be defective or to fail to meet applicable specifications. If such notification is by phone DISTRIBUTOR shall follow-up with a confirmation in writing. If any of DISTRIBUTOR's customers notify DISTRIBUTOR of an alleged failure in the performance of the products, DISTRIBUTOR will notify ORIGIN in writing, in reasonable detail, promptly, but no later than twenty-four (24) hours after DISTRIBUTOR's receipt of such complaint, describing the particulars of the complaint.

              If either DISTRIBUTOR receives a complaint, oral or written, regarding any of the ORIGIN products, it will notify ORIGIN, in writing and in reasonable detail of such complaint as soon as is practicable, but in no event later than three days after its receipt of the complaint, and will provide all information necessary for ORIGIN to comply with any applicable regulatory and legal requirements. ORIGIN will be responsible for evaluating in detail all customer complaints that relate to any ORIGIN products.

              If ORIGIN desires to undertake a recall of any product, ORIGIN will immediately notify the DISTRIBUTOR, and the parties will promptly discuss such recall, with such notification and discussion being made prior to any recall, to the extent permitted, in ORIGIN's judgment, by any applicable legal or safety constraints. DISTRIBUTOR will maintain complete and accurate records, for such periods as may be required by applicable law, of all products sold by it, and will provide access to such records to the extent necessary to effectuate any recall. DISTRIBUTOR will cooperate with ORIGIN as to the initiation and conduct of any recall, including communications with any purchasers and end-users and any applicable regulatory authorities.

       14.    Unfair Competition and Patent Infringement

              (a) DISTRIBUTOR shall promptly advise ORIGIN of any infringement or potential infringement by third parties of which DISTRIBUTOR becomes aware of any issued patents relating to the products supplied by ORIGIN under this is Agreement. ORIGIN shall have the right, but not the obligation, to sue alleged infringers. If suit is brought by ORIGIN , ORIGIN shall control the prosecution thereof and be entitled to retain any amounts recovered in full by reason of such infringement. DISTRIBUTOR agrees to cooperate with and assist ORIGIN in any such suit. ORIGIN shall reimburse DISTRIBUTOR for costs related to such assistance. ORIGIN shall have the exclusive right to negotiate and approve any settlement of such suits.

              (b) In the event that DISTRIBUTOR joins ORIGIN by mutual agreement in litigation relating to such infringement, DISTRIBUTOR shall bear an agreed proportion of the legal costs. Should any damages or costs in such litigation be awarded to ORIGIN and DISTRIBUTOR,

DISTRIBUTOR shall be entitled to recover the same proportion thereof as its contribution to expenses.

              (c) ORIGIN represents that it has no knowledge of any patent rights that would be infringed by use or sale of ORIGIN products in the Primary Area of Responsibility, or use of its proprietary in formation, but ORIGIN does not warrant that the manufacture, use or sale of any of its products, or utilization of any of its proprietary information, is free of liability for infringement or charges of infringement of patent rights owned by third parties. In the event that ORIGIN is enjoined front making and selling and/or DISTRIBUTOR is enjoined from selling products as a result of charges of infringement of patent rights, such injunction shall not constitute a breach of this Agreement.

       15.    Term and Termination

              (a) Except as otherwise provided in this Section 15, this Agreement shall have an initial term that commences on the date first written above and ends on May 1, 1999. In addition, if Distributor satisfies its Annual Purchase Commitment, this Agreement shall extend for an additional one year period, provided the parties agree to the Annual Purchase Commitment for the next calendar year. If Distributor does not satisfy its Annual Purchase Commitment, and ORIGIN does not provide at least sixty (60) days not ice to Distributor of renewal for another contract year prior to end of the term, then ORIGIN shall have the right to terminate the Agreement at any time upon written not ice to DISTRIBUTOR.

              (b) ORIGIN shall have the power to terminate this Agreement as to all or any portion of the Primary Area of Responsibility immediately for just cause, at anytime, should the DISTRIBUTOR breach any provision of this Agreement, including any of the following:


       i.     failure by DISTRIBUTOR to comply with any of the requirements of
Section 5;

       ii. failure by DISTRIBUTOR to make payment for products purchased in accordance with ORIGIN 's established policy and this Agreement;

       iii. failure to establish and maintain a sales and service organization of sufficient size to adequately and effectively sell ORIGIN products in the Primary Area of Responsibility;

       iv.    failure to honor warranties;

       v. engaging in any activity that is detrimental to ORIGIN, ORIGIN products, or ORIGIN's reputation;

       vi. failure to maintain adequate books and records with respect to the names and addresses of customers including lot number traceability (commencing after calendar year 1997 for lot number traceability), and the sale and distribution of ORIGIN products;

       vii.   failure to make any purchases required by this Agreement;

       viii. failure to comply with local law applicable in the Area of Primary Responsibility including by way of explanation but not by limitation compliance with any local currency restrictions or restrictions on payment of commissions to sales representatives;

       ix. violation of any of the obligations of DISTRIBUTOR with respect to patents, trademarks, copyrights, labeling, products registrations, interest~ know-how re-packaging, trade names or ORIGIN proprietary information;

       x. violation of the commitments of DISTRIBUTOR with respect to approvals and compliance with laws and regulations or violation of the prohibition against assignment;

       xi. any event, action or failure that constitutes cause for termination under applicable law;

       xii. change in ownership of DISTRIBUTOR that, in ORIGIN's opinion, affects the management of DISTRIBUTOR; or

       xiii. failure to achieve sales forecasts as to any territory and/or area as described in Section I (b); provided, however, that if such failure occurs only in one territory and/or area, then ORIGIN's right to terminate shall be limited to that territory and/or area.

DISTRIBUTOR shall have twenty (20) days after written notice specifying a breach to cure such breach. If, under the circumstances present, it would appear that any breach is final, or cannot be cured, ORIGIN may terminate the Agreement immediately for cause by giving notice to this effect.

              (c) Either ORIGIN or DISTRIBUTOR may terminate this Agreement in the event that the other becomes insolvent, files a petition in bankruptcy, or is declared bankrupt, or makes an assignment for benefit of creditors, or there is reasonable evidence indicating the possibility of such filing or assignment, during the term that this Agreement is in effect. Termination under this provision shall be effective twenty (20) days following written notice that this Agreement is being terminated for the reason stated in this Subsection.

              (d) DISTRIBUTOR may terminate this Agreement immediately for just cause should ORIGIN breach any provision of this Agreement.

              (e) After termination of the Agreement for whatever reason, the debt-claims which any party may have against any other party under this Agreement become immediately due, whatever the nature of such debt-claims. Both DISTRIBUTOR and ORIGIN shall be entitled to cancel all

Purchase Orders, to the extent products have not been delivered to DISTRIBUTOR, which are outstanding at the time of notice of termination; provided however that, subject to payment in advance to ORIGIN , DISTRIBUTOR shall be entitled to receive ORIGIN products, necessary to fulfill valid and binding Purchase Orders accepted by DISTRIBUTOR prior to notification of termination of this Agreement. Prior to filling orders for such products, ORIGIN shall be entitled to request and receive documentary evidence of all such outstanding Purchase Orders and an accounting of DISTRIBUTOR's existing inventory of ORIGIN products.

              (f) omissions that indicate or suggest a relationship with ORIGIN. DISTRIBUTOR shall not make or retain any copies of any confidential items or in formation or any product literature which may have been entrusted to it and shall return to ORIGIN all ORIGIN property, promotional material, and proprietary information.

              (g) Upon termination of this Agreement, DISTRIBUTOR shall not be entitled to any termination compensation, consequential damages, indemnity or other payment for goodwill, lost profits, costs of re-establishment or replacement of the business or any other expenses, or rights relating to the business established by DISTRIBUTOR or to termination of this Agreement except as specified in Section 15(b). DISTRIBUTOR recognizes that prices charged by ORIGIN to DISTRIBUTOR allow DISTRIBUTOR to obtain a reasonable return for its entire services and profit on resale, including costs of establishing and maintaining its organization. DISTRIBUTOR expressly acknowledges any rights to such indemnity afforded to him by law or custom, and to the extent permissible under applicable law, expressly and completely waives its rights to such indemnity benefits. DISTRIBUTOR agrees to indemnify and hold ORIGIN harmless from all losses, damages, amounts, costs and expenses incurred by ORIGIN as a result of claims or actions brought by employees, agents, or representatives of DISTRIBUTOR for any severance pay, compensation, disability payment or social security payment or compensation.

              (h) Upon any termination of this Agreement, ORIGIN shall buy back from DISTRIBUTOR, at landed cost, any and all unsold unopened ORIGIN products in DISTRIBUTOR's possession that have been purchased from ORIGIN which are in marketable condition and have an expiration date that is greater than 90 days from the date of buy-back, if applicable, and are of a product designation then included in the products being offered for sale by ORIGIN. The aggregate amount to be paid to DISTRIBUTOR under this provision maybe offset by ORIGIN against any claims it has against DISTRIBUTOR, including for payment of goods supplied under this Agreement.

       16.    Notices.

              (a) All notices given under this Agreement and the provisions contained herein shall be sent by first class registered or certified airmail, postage prepaid and return receipt requested, or by Telex or Telecopier, to the address first set forth above, or such other address provided by one party to the other in accordance with this Section.

              (b) Notices shall be considered delivered when mailed or sent by Telex or Telecopier or facsimile in accordance with the provisions of subparagraph (a) above, subject to proof of receipt by Telex, Telecopier or Facsimile confirmation or by mail receipt.

       17.    Changes and Additions to Agreement.

              The Distribution Agreement constitutes the final agreement between the parties and supersedes all prior agreements and understandings, oral or written, all of which are merged herein. Modification, assignment, or any future representation, promise or agreement in connection with the subject matter of the Distribution Agreement shall be binding on ORIGIN and DISTRIBUTOR unless made in writing and signed by all officer of each.

       18.    Governing Law and Jurisdiction

              The Distribution Agreement shall be deemed to have been executed and delivered in San Mateo, California, and all questions arising out of or under this Agreement shall be governed by the laws of the State of California, United States of America. All claims, actions, and lawsuits seeking damages for personal injuries or death resulting from the use of an ORIGIN product shall be subject to, and governed by the laws of the jurisdiction where the injury or death is alleged to have occurred. In case of any litigation arising out of any dispute between the parties concerning this interpretation or the compliance with this Agreement, the parties hereby unconditionally and irrevocably submit to the exclusive jurisdiction and venue of the California Courts and all courts of appeal therefrom. Each party waives any right it has to any action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction. However, ORIGIN shall be entitled at its discretion to seek relief in a court of competent jurisdiction in the district in which DISTRIBUTOR is domiciled.

       19.    Miscellaneous Provisions

              (a) ORIGIN shall have the right to manufacture in the Primary Area of Responsibility. DISTRIBUTOR is granted no rights under this Agreement to manufacture any product.

              (b) Each of the parties hereto represents and warrants that it has not employed any broker or finder in connection with this Agreement or the transactions contemplated hereby.

              (c) DISTRIBUTOR shall not assign any rights or benefits or obligations of the Distribution Agreement to any party without the prior written consent of ORIGIN, and any purported assignment without such consent shall be void. ORIGIN shall have the right, at its option, to terminate the Distribution Agreement upon the making of any such purported assignment.

              (d) If any provision or provisions of the Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision or provisions, shall be deemed to be null and void and the remainder of the Agreement shall be in full force and effect. The parties specifically declare that they would have entered into the Agreement if such void provision, or provisions, if any, had been entirely omitted.

              (e)    During the term of this Agreement and for a period of one
(1) year after termination thereof for any reason whatsoever, ORIGIN shall not solicit, recruit, employ, or compensate, directly or indirectly, any person engaged or previously engaged by DISTRIBUTOR as an employee, independent contractor or in any other capacity, who is or was involved in the sale of ORIGIN products, without the prior written consent of the President of DISTRIBUTOR. During the term of this Agreement and for a period of one (I) year after termination thereof for any reason whatsoever, DISTRIBUTOR shall not solicit, recruit, employ, or compensate, directly or indirectly, any person engaged or previously engaged by ORIGIN as an employee, independent contractor or in any other capacity, to work for any business that is in competition in any manner whatsoever with the business of ORIGIN .


Executed on ____________, 199____



                                           ORIGIN  MEDSYSTEMS, INC.





                                        By:
                                           -----------------------------------
                                           ED PANDOLFINO, GENERAL MANAGER


Executed on ____________, 199____



                                           LIFEQUEST MEDICAL, INC.




                                        By:
                                           -----------------------------------

                                        Title:
                                              --------------------------------

                                                               DRAFT OF 11/12/98

                       DECLARATION OF PROTECTIVE COVENANTS

THE STATE OF TEXAS   )
                     )
COUNTY OF BEXAR      )

         This Declaration of Protective Covenants (this "Declaration") is made this _____ day _____________________, of 19__, by [Development Strategies, Inc.,
a Texas corporation ("Development Strategies")] and Alamo Concrete Products, Ltd., a Texas limited partnership ("Alamo").

                                    RECITALS

         A. [Development Strategies] is the owner of those certain parcels of real property more particularly described in Exhibit A attached hereto and made a part hereof for all purposes (the "Development Strategies Parcels").

         B. Alamo is the owner of that certain parcel of real property more particularly described in Exhibit B attached hereto and made a part hereof for all purposes (the "Alamo Parcel").

         C. [Development Strategies] and Alamo wish to impose certain restrictions on the Development Strategies Parcels and the Alamo Parcel for the express benefit of all such parcels.

                                   AGREEMENTS

         NOW THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) each to the other in hand paid, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged and confessed, [Development Strategies] and Alamo agree as follows:

         1. Recitals; Terms   The foregoing recitals are hereby incorporated
herein for all purposes. [Development Strategies] and Alamo are sometimes herein collectively referred to as "Declarants", and the Development Strategies Parcels and the Alamo Parcel are sometimes herein collectively referred to as the "Restricted Parcels".

         2. Restrictions   Declarants hereby impose on the Restricted Parcels
the following covenants, conditions and restrictions (collectively, the "Restrictions"), which Restrictions shall apply only to the Restricted Parcels for the benefit of all owners thereof and their respective successors and assigns (collectively, the "Benefitted Parties"):

                              [Insert Restrictions]

         3. Other Matters of Record    The Restrictions imposed by this
Declaration shall be applicable in addition to, and not in lieu of, any other recorded covenants, conditions, restrictions or easements, if any affecting the Restricted Parcels.

         4. Run With The Land    The Restrictions imposed by this Declaration
shall run with the title to each of the Restricted Parcels and shall (i) be binding on all parties having any right, title or interest in any portion of the Restricted Parcels, their heirs, successors, successors-in-title and assigns, including, without limitation, all tenants, licensees, invitees and guests of any Restricted Parcel (and including, without limitation, Declarants, to the extent Declarants shall retain any right, title or interest in any Restricted Parcel), and (ii) inure to the benefit of the Restricted Parcels and the Benefitted Parties.

         5. Enforcement

            a. All of these Restrictions shall be enforceable, in whole or in part, by the Benefitted Parties. Any such party for whose benefit these Restrictions shall run may enter proceedings at law or in equity to restrain violation hereof and to recover damages for the breach or violation hereof. Notwithstanding anything to the contrary contained herein, no Benefitted Party shall have any obligation to enforce any of the provisions hereof and failure to do so shall never be grounds for any liability or the recovery of any damages against any Benefitted Party.

            b. In any proceeding to enforce or to restrain the violation of these Restrictions, the losing party or parties in such proceeding shall pay the attorneys' fees of the prevailing party or parties in such amount as may be fixed by the court or other trier of fact in such proceedings.

         6. Term Unless earlier terminated or modified in accordance with the provisions of Section 7 of this Declaration, these Restrictions shall remain in full force and effect for a period of thirty (30) years from and after the date first set forth in this Declaration.

         7. Termination; Modification; Amendment; Waiver    Unless otherwise
required by applicable Texas or federal law, neither this Declaration nor any provision hereof, nor any covenant, condition, restriction or reservation contained herein may be terminated, modified, amended or waived, as to all or any portion of the Restricted Parcels, except by an instrument signed by the owner or owners of at least seventy-five percent (75%) in area of the Restricted Parcels and properly acknowledged and recorded in the appropriate public records.

         8. Miscellaneous

            a. Severability. The invalidation of any one of these Restrictions, or the failure to enforce any of these Restrictions at the time of its violation, shall in no event affect any of the other Restrictions nor be deemed a waiver of the right to enforce the same or any other Restriction thereafter.

            b. Constructive Notice and Acceptance. Every person who, now or hereafter, owns or acquires any right, title or interest in or to any portion of the Restricted Parcels, is and shall be conclusively deemed to have consented and agreed to every covenant, condition and restriction herein contained, whether or not any reference to this Declaration shall be contained in the instrument by which such person acquires an interest in such portion of the Restricted Parcels.

            c. Titles. The titles, headings and captions used in this Declaration are for convenience only, shall in no way define or limit the scope or contents of this Declaration and shall not be considered in the construction or interpretation of this Declaration or any part hereof

            d. Conflict with Applicable Law. To the extent that any of the terms and provisions of, or actions required or permitted by, this Declaration are prohibited by the statutes, rules, regulations, ordinances, orders, directives or decisions of any state, federal, city or county governmental authority or any subdivision thereof, such requirements shall control, and this Declaration shall be deemed amended only to the extent necessary to comply with such requirements.

         EXECUTED as of the dates set forth in the acknowledgements of each party below, to be effective, however, as of the date first set forth above.

After Recording Please Return To:

James M. Summers
Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205



                                      -3-